FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:          December 31, 2001
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*

                      SCP Private Equity Partners II, L.P.
     --------------------------------------------------------------------
     (Last)                          (First)                         (MI)


                       435 Devon Park Drive, Building 300
     --------------------------------------------------------------------
                                    (Street)

     Wayne,                           PA                           19087
     --------------------------------------------------------------------
     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

                        Breakaway Solutions, Inc. (BWAY)
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
    4/2001                             |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [     ]  Director                    [  X  ]  10% Owner

        [     ]  Officer                     [     ]  Other (specify below)
                 (give title below)

             -------------------------------------------------------
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 7. Individual or Joint/Group Reporting (Check Applicable Line)

        Form filed by One Reporting Person
    ---
     X  Form filed by More than One Reporting Person
    ---

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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 and 5)
                                  |                           |                         |
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                                  |                           |                         |      Amount    |   (A) or|     Price
                                  |                           |                         |                |   (D)   |
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                                  |                           |                         |                |         |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                     |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                  |    End of Month           |    Indirect (I)         |
                                  |    (Instr. 3 and 4)       |    (Instr. 4)           |
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                                  |                           |                         |
===================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

                                                                     (Over)
                                                                 SEC 2270 (7-96)

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 and 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |     (A)     |    (D)
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Warrant to Purchase Common Stock |         (FN1)             |         04/06/01        |       P        |     (FN1)   |
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Series A Preferred Stock         |         (FN1)             |         04/06/01        |       P        |    214,286  |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 and 4)       |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase Common Stock |  Presently    |   04/06/11   |  Common Stock  |     28,571,429      |         $285.71
-----------------------------------------------------------------------------------------------------------------------------------
Series A Preferred Stock         |  Presently    |   None       |  Common Stock  |     21,428,600      |     $70.00 per share
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase Common Stock |           (FN1)              |               (FN1)                  |           (FN1)
-----------------------------------------------------------------------------------------------------------------------------------
Series A Preferred Stock         |           214,286            |               (FN1)                  |           (FN1)
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
===================================================================================================================================

Explanation of Responses:

(FN1) On April 6, 2001, the Issuer issued to SCP Private Equity Partners II, L.P. ("SCP") (i) a warrant to purchase up to 28,571,429 shares of the Issuer's Common Stock (the "Warrant"), and (ii) 214,286 shares of the Issuer's Series A Preferred Stock, $.0001 par value (the "Series A Preferred"). The initial exercise price of the Warrant and the number of shares of Common Stock underlying the Warrant are subject to adjustment upon certain events as set forth in the Warrant. Each share of Series A Preferred is initially convertible into 100 shares of common stock of the Issuer, subject to increase for dividends and dilutive issuances as set forth in the Issuer's Designation of the Series A Preferred Stock. For purposes of Section 16 reporting, SCP is deemed to be a direct beneficial owner of the derivative securities of the Issuer disclosed herein. SCP Private Equity II, LLC (the "Manager") is deemed to be an indirect beneficial owner of the derivative securities of the Issuer disclosed herein because of a contractual agreement with SCP which grants the Manager the power to make voting and investment decisions regarding the securities held by SCP.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                                /s/ Wayne B. Weisman                May 7, 2001
                                ---------------------------------  -------------
                                **  Signature of Reporting Person      Date
                                Name:  Wayne B. Weisman
                                Title: A Manager of SCP Private Equity II, LLC,
                                       the Manager of SCP Private Equity II
                                       General Partner, L.P., the General
                                       Partner of the Reporting Person

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                                       Page 2
                                                              SEC 2270 (7-96)

                             Joint Filer Information


Name:                                    SCP Private Equity II, LLC

Address:                                 435 Devon Park Drive, Building 300
                                         Wayne, Pennsylvania 19087

Designated Filer:                        SCP Private Equity Partners II, L.P.

Issuer & Ticker Symbol:                  Breakaway Solutions, Inc. (BWAY)

Date of Event Requiring Statement:       April 6, 2001

Signature:                               By:        /s/ Wayne B. Weisman
                                                    --------------------------
                                         Name:      Wayne B. Weisman
                                                    --------------------------
                                         Title:     Manager
                                                    --------------------------

                               Page 3 of 3 Pages